Birnam Oak Advisors, LP

Code of Ethics

Last updated: July 8, 2026

This Code of Ethics (“Code”) is the property of Birnam Oak Advisors, LP (“Birnam Oak” or the “Company”) and must be returned to the Company if an individual’s association with the Company terminates for any reason.
The content of this Code is confidential and should not be revealed to third parties without the consent of the Chief Compliance Officer, Erin C. Ross. The policies and procedures set forth herein supersede previous manuals, policies, and procedures. Individual policies may be updated from time to time upon notice from the Chief Compliance Officer.

Code of Ethics-Fiduciary duty, Compliance with Federal Securities Laws, Personal Securities Transactions, Reporting Code Violations, Distribution and Acknowledgement of Code and Outside Business Activities – Part 1 of 3

Most Recently Revised: July 8, 2026

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Background

Investment advisers are fiduciaries that owe their undivided loyalty to their clients. Investment advisers are trusted to represent clients’ interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such matters.

Rule 17j-1 under the IC Act requires each investment adviser of a registered investment company to adopt a written code of ethics reasonably designed to prevent Access Persons from engaging in unlawful actions. To enable Birnam Oak to confirm to certain of its clients that it’s Code of Ethics complies with Rule 17j-1, Birnam Oak has adopted this Code of Ethics (“Code”) pursuant to Rule 204A-1 under the Investment Advisers Act of 1940 and in compliance with Rule 17j-1.

The term “Client” includes all clients of Birnam Oak including but not limited to registered investment companies (“RICs” and clients that are RICs being referred to as “RIC Clients”), mutual funds, private funds and separately managed accounts.

Rule 204A-1 under the Advisers Act requires each registered investment adviser to establish, maintain and enforce a written code of ethics that contains, at a minimum, provisions regarding:

1. A standard of business conduct required of supervised persons that reflects fiduciary obligations of the adviser and supervised persons;

2. Compliance with all applicable Federal Securities Laws;

3. Reporting and review of personal Securities transactions and holdings;

4. Reporting of violations of the code; and

5. Distribution of the code and any amendments to each supervised person and a written acknowledgment of their receipt.

Risks

In developing these policies and procedures, Birnam Oak considered the material risks associated with administering the Code of Ethics. This analysis includes risks such as:

• Employees do not understand the fiduciary duty that they, and Birnam Oak, owe to Clients;

• Employees and/or Birnam Oak fail to identify and comply with all applicable Federal Securities Laws;

• Employees do not report personal Securities transactions;

• Employees trade personal accounts ahead of Client accounts in a manner that is disadvantageous to Clients or that otherwise puts their own interests ahead of those of their Client;

• Employees allocate profitable trades to personal accounts or unprofitable trades to Client accounts;

• Violations of the Federal Securities Laws, the Code of Ethics, or the policies and procedures set forth in this Manual, are not reported to the CCO and/or appropriate supervisory personnel;

• Birnam Oak does not provide its Code of Ethics and any amendments to all Employees;

• Birnam Oak does not retain Employees’ written acknowledgements that they received the Code of Ethics and any amendments, or other Code of Ethics records required to be maintained under Rule 17j-1; and

• Birnam Oak does not provide its Code of Ethics to a RIC Client’s board of directors (or trustees) for initial approval, and within six months of material changes.

Birnam Oak has established the following guidelines to mitigate these risks.

References herein to the Chief Compliance Officer or CCO, include where context permits, designees of the CCO who may carry out actions on their behalf.

Policies and Procedures

Code of Conduct, Fiduciary Standards, and Compliance with the Federal Securities Laws

At all times, Birnam Oak and its Employees must comply with the spirit and the letter of the Federal Securities Laws and the rules governing the capital markets. The CCO administers the Code. All questions regarding the Code should be directed to the CCO. Employees must cooperate to the fullest extent reasonably requested by the CCO to enable (i) Birnam Oak to comply with all applicable Federal Securities Laws and (ii) the CCO to discharge her duties under the Manual.

All Employees will act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, the public, prospects, third-party service providers and fellow Employees. Employees must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting Birnam Oak’s services, and engaging in other professional activities.

Birnam Oak expects all Employees to adhere to the highest standards with respect to any potential conflicts of interest with Clients. As a fiduciary, Birnam Oak must act in its Clients’ best interests. Notify the CCO promptly about any practice that creates, or gives the appearance of, a material conflict of interest.

Employees are expected to discuss any perceived risks, or concerns about Birnam Oak’s business practices with the CCO.

Birnam Oak Employees may not, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by any RIC Client:

• employ any device, scheme, or artifice to defraud a RIC Client;

• make any untrue statement of a material fact to a RIC Client or omit to state a material fact necessary in order to make the statements made to a RIC Client, in light of the circumstances under which they are made, not misleading;

• engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon a RIC Client; or

• engage in any manipulative practice with respect to a RIC Client.

Reporting Violations

Improper actions by Birnam Oak or its Employees could have severe negative consequences for Birnam Oak, its Clients and Investors, and its Employees. Impropriety, or even the appearance of impropriety, could negatively impact all Employees, including people who were not involved in the problematic activities.

Employees must promptly report any improper or suspicious activities, including any suspected violations of the Code of Ethics or the Federal Securities Laws to the CCO. Issues can be reported to the CCO in person, or by telephone, email, or written letter. Reports of potential issues may be made anonymously. Any reports of potential problems will be investigated by the CCO. Any problems identified during the review will be addressed in ways that reflect Birnam Oak’s fiduciary duty to its Clients and reported to the CEO as deemed appropriate under the circumstances by the CCO.

If the CCO determines that a material violation of this Code of Ethics has occurred the CCO will take such action as is necessary to resolve the violation and will report such violation to the primary adviser of any RIC Clients’ compliance department as may be required by the Sub-Advisory Agreement or pursuant to Rule 17j-1.

Retaliation against any Employee who reports a violation of the Code of Ethics in good faith is strictly prohibited and will be cause for corrective action, up to and including dismissal. If an Employee believes that he or she has been retaliated against, he or she should notify the General Counsel or CEO directly.

Violations of this Code of Ethics, or the other policies and procedures set forth in the Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, requiring that the Employee undertake additional training, reporting to the Employee’s supervisor, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject an Employee to civil, regulatory or criminal sanctions. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

For the avoidance of doubt, nothing in the Manual prohibits Employees from reporting potential violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, or any agency’s inspector general, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employees do not need prior authorization from their supervisor, the CCO, or any other person or entity affiliated with Birnam Oak to make any such reports or disclosures and do not need to notify Birnam Oak that they have made such reports or disclosures. Additionally, nothing in the Manual prohibits Employees from recovering an award pursuant to a whistleblower program of a government agency or entity.

Distribution of the Code and Acknowledgement of Receipt

Birnam Oak will distribute this Code (or a stand-alone amendment or addendum hereto) to each Employee upon the commencement of employment, annually, and upon any change to the Code of Ethics or any material change to another portion of the Manual.

All Employees must acknowledge that they have received, read, understood, and agree to comply with the Company’s policies and procedures described in the Manual, including this Code, in writing, which may be carried out through the Compliance Alpha system.

In the event of a material change to this Personal Securities Transactions section of the Code of Ethics, the CCO shall inform the compliance department of each RIC Client’s primary advisor of such change.

Personal Securities Transactions

Employee trades should be executed in a manner consistent with our fiduciary obligations to our Clients: trades should avoid actual improprieties, as well as the appearance of impropriety. Employee trades must not be intentionally timed to precede orders placed for any Client, nor should trading activity be so excessive as to conflict with the Employee’s ability to fulfill daily job responsibilities.

Birnam Oak’s Personal Securities Transactions policies and procedures apply to all accounts holding any Reportable Securities (defined below) over which Employees have any beneficial ownership interest, which typically includes accounts held by immediate family members sharing the same household, or non-Clients over which Employees exercise investment discretion. Immediate family members include children, stepchildren, grandchildren, parents, stepparents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.

Securities Accounts include all accounts in the name of or for the direct/indirect benefit of:

• You

• Your spouse, domestic partner, minor children and anyone else to whom you provide significant financial support and any immediate family sharing your household, including your spouse, domestic partner, child, stepchild, parent, stepparent, grandchild, grandparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, other ‘in laws’ and adoptive relationships (your “Family/ Household Member”)

• Any partnership, corporation or other entity of which you or a Family/Household Member is a director, officer or partner or in which you or a Family/ Household Member has a 25% or greater beneficial interest or owns a controlling interest or exercises control.

For purposes of this Personal Securities Transactions section, the term Access Person includes: (1) any employee who has access to nonpublic information regarding any Client’s trading or any Reportable Fund’s holdings, who is involved in making securities recommendations to Clients, or who has access to nonpublic securities recommendations; (2) all of Birnam Oak’s officers, and partners; (3) any person (who may be a consultant, intern or independent contractor, etc.) hired or engaged by Birnam Oak who in the sole discretion of the CCO may be in a similar position as persons described above that have access to Birnam Oak’s nonpublic securities recommendations; and (4) any other person so designated by the CCO by notice to such person.

For purposes of the Code of Ethics, all Birnam Oak employees are deemed Access Persons.

It may be possible for Access Persons to exclude from transaction reporting accounts held personally or by immediate family members sharing the same household if the Access Person does not exercise any direct or indirect influence or control over the specific trading in the accounts, or if Access Person can rebut the presumption of beneficial ownership over family members’ accounts. Access Persons should refer to the Exceptions from Reporting Requirements section below for more information about what it means to exercise direct or indirect influence or control for purposes of the Code. Access Persons should consult with the CCO before excluding any accounts held by immediate family members sharing the same household.

Beneficial Ownership Based on Pecuniary Interest

For purposes of this Code, “Beneficial Ownership” is interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the Securities Act in order to determine if a person is the beneficial owner of a Security. You are considered to have Beneficial Ownership of Securities if you have or share a direct or indirect pecuniary interest in the Securities (as such terms are defined in the Securities Act). You have a pecuniary interest in Securities if you have the opportunity to directly or indirectly benefit or share in any profit derived from a transaction in the Securities, regardless of whether you have any direct or indirect control over the transaction or Security.

Reportable Securities

Birnam Oak requires Access Persons to provide periodic reports regarding transactions and holdings in all “Reportable Securities,” which include any Security, except for the following which are Exempt Securities:

• Direct obligations of the government of the United States;

• Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

• Shares issued by money market funds;

• Shares issued by open-end investment companies registered under the Investment Company Act of 1940, other than investment companies advised, sub-advised or underwritten by Birnam Oak or an affiliate;

• Interests in 529 college savings plan, other than those where Birnam Oak is involved in managing, distributing, marketing or underwriting such plan or its underlying strategies.

• Shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies registered under the Investment Company Act of 1940, none of which are advised, sub-advised or underwritten by Birnam Oak or an affiliate; and

• Bitcoin (“BTC”), Ethereum (“ETH”), Non-Fungible Tokens (“NFTs”) and Covered Stablecoins.

Exchange-traded funds (“ETFs”) and exchange traded notes,(“ETNs”), are somewhat similar to open-end registered investment companies. However, ETFs and ETNs are Reportable Securities and are subject to the reporting requirements and preclearance requirements contained in Birnam Oak’s Personal Securities Transactions policy.

Bitcoin, Ethereum, and NFTs are not considered Securities and do not fall under these reporting requirements. In addition, certain stablecoins that are designed to maintain a stable value relative to the U.S. Dollar, or “USD,” on a one-for-one basis, can be redeemed for USD on a one-for-one basis (i.e., one stablecoin to one USD), and are backed by assets held in a reserve that are considered low-risk and readily liquid with a USD-value that meets or exceeds the redemption value of the stablecoins in circulation (“Covered Stablecoins”) are not considered Securities. All other assets that are transferred using distributed ledger or blockchain technology, including, but not limited to, virtual currencies, cryptocurrencies, digital “coins” or “tokens” (collectively “Digital Assets”) may fall under Birnam Oak’s Reportable Securities reporting requirements and should be discussed with the CCO to determine what is reportable under the Code.

Pre-clearance Procedures

Employees must obtain written pre-clearance for their own trades and their Family/Household Members’ trades before completing any transactions involving Reportable Securities, with the exception of transactions in Managed Accounts (managed by a third-party) approved by the CCO and transactions in Birnam Oak’s Employee Fiduciary 401k Plan accounts as described below in Exceptions from Reporting Requirements.

Employees must obtain written pre-clearance for their own trades and their Family/Household Members’ Trades before transactions in all IPOs and Private Placements, regardless of whether they are being traded in an approved Managed Account (managed by a third-party) or another type of account.

Employees are responsible for the compliance responsibilities under this Code pertaining to transactions and accounts of Family/Household Members.

Access Persons must obtain written pre-clearance for their personal Reportable Securities transactions through the ComplianceAlpha system when practicable, to the extent required by the Code. If this is not feasible, contact the CCO via email for pre-approval. The pre-clearance must be approved by the CCO (or the CEO in the case of the CCO’s trades) before the transaction. Except as otherwise provided herein with respect to investments in the Birnam Oak Funds:

• The CCO shall approve or deny the transaction and will deliver the approval/disapproval either in writing (including through email) or through ComplianceAlpha. The CEO shall be responsible for pre-clearing the CCO’s transactions, and the CCO shall be responsible for pre-clearing the CEO’s transactions.

• All written and electronic records regarding trading by Access Persons will be maintained by Birnam Oak.

Expiration of Pre-Clearance Requests: Unless otherwise approved by the CCO in writing, pre-approvals for Reportable Securities will expire at the close of the markets on the business day after approval is granted. Approval may be revoked any time after it is granted and before the transaction is executed.

The CCO maintains a list of issuers and/or securities about which Birnam Oak might be deemed to have received Material Nonpublic Information or otherwise be subject to review prior to trading (the “Restricted List / Watch List”). The CCO or their designee will review the Restricted List / Watch List prior to pre-clearing any personal trades to determine whether any such restrictions would apply.

Confidentiality of Pre-Clearance Requests

The CCO has full discretion to reject a pre-clearance request and is not obligated to explain her rationale to the requestor. Note that the decision to reject the pre-clearance request could be interpreted as a sign that

Birnam Oak is trading or intends to trade the same Security or that Birnam Oak is restricted from trading such Security. If a third party, such as a broker, is informed that pre-clearance is being sought for a particular transaction, the third party may be able to infer that Birnam Oak is trading or intends to trade the Security at issue as well as the potential timing of such transaction. For this reason, all pre-clearance requests (including any pre-clearance rejections) should be kept confidential to the extent practicable.

Important Considerations with Regard to Trading Personal Accounts

• Options & Other Derivatives: For options and other similar derivatives, pre-clearance is required for both the entry into the contract and any exercise or other voluntary or elective action with respect to the contract. In other words, if you purchase an option (either call or put), you will be required to pre-clear both the purchase of such option contract as well as the exercise of your applicable call/put right. Actions taken by the counterparty without your direct or indirect influence or control do not require further approval (i.e., an option exercised by the counterparty does not require pre-approval). In other words, if you write an option (either call or put), you will be required to pre-clear the writing of the option contract; however, you will not be required to obtain pre-approval if your counterparty exercises its applicable call/put right.

• Reportable Security Sales Transactions: If Birnam Oak personnel hold the same Reportable Security as a Birnam Oak Client’s Account(s)and Birnam Oak is buying or selling the Reportable Security for a Birnam Oak Client account, Birnam Oak Access Persons will generally be prohibited from selling the Security until Birnam Oak has ceased its buying or selling program. Therefore, if you own or purchase Reportable Securities, you should have no expectation of ready liquidity. You may be required to hold such Reportable Securities or for an extended period of time and bear the risk of loss during the holding period, which may last for the duration of your employment.

• Investments in the Birnam Oak Funds by Birnam Oak Access Persons (and their affiliates): Birnam Oak has pre-authorized its “knowledgeable employees” as defined under Rules 3c-5 of the Investment Company Act to invest in the Birnam Oak Funds. Notwithstanding anything to the contrary set forth herein, approvals for individual investments under this standing pre-approval into and redemptions from the Birnam Oak Funds may be evidenced by the CCO’s approval of subscriptions and redemptions as part of the monthly or quarterly subscription and redemption approval process carried out with the Birnam Oak Funds’ third-party administrator, HedgeServ. HedgeServ records these approvals via its investor reporting system HedgeInvestor. The CCO’s approval of the release of the contract notes to investors (including Birnam Oak employees and their affiliates) evidencing the transaction will serve as the CCO’s approval. The Birnam Oak Funds’ official books and records maintained by the funds’ third-party administrator record all such transactions and approvals. For this purpose, Birnam Oak Funds include Birnam Oak EV, LP as well as Birnam Oak’s client Funds (e.g., Birnam Oak Fund, LP, Birnam Oak Offshore Fund, LP and Birnam Oak Master Fund, LP).

Securities Reporting

Employees must notify the CCO when opening any new Personal Accounts, including those managed by a third party that may be eligible for a Managed Account reporting exemption. You may not transact in or hold Reportable Securities in any such new account until such time as the CCO has been notified of the new Personal Account so that Birnam Oak can obtain the necessary information to track the account and transactions, including by arranging for duplicate copies of your Personal Account statements (and if available, transaction reports) to be sent to the Firm, ideally through ComplianceAlpha (if available). Employees must also notify the CCO of any new accounts opened on an Employee or a Family/Household Member’s behalf and/or grants, gifts or other receipt of any Reportable Securities (e.g. employee stock awards and options, merger proceeds, gifts or bequests from third parties, etc.)

Duplicate Statements for Securities. Personal Account Statements for Securities and/or Securities transaction activity must be sent to Birnam Oak via direct transmission from your broker, dealer or bank to the ComplianceAlpha system, except in limited circumstances with the prior approval of the CCO. Duplicate account statements need not be sent to the CCO for certified Managed Accounts approved by the CCO in the manner described above, although the CCO may in her discretion require you to provide such statements for compliance monitoring purposes, particularly if doing so can be processed through ComplianceAlpha and otherwise does not present an undue technical or financial burden.

Quarterly Transaction Reports

Birnam Oak must collect information regarding the personal trading activities and holdings of all Access Persons. Access Persons must submit quarterly reports regarding Reportable Securities transactions and accounts, as well as annual reports regarding holdings and accounts. Each quarter, Access Persons must report all Reportable Securities transactions in accounts in which they have a Beneficial Interest. Access Persons must include any new accounts opened during the quarter that have the ability to hold any Reportable Securities. Except as otherwise approved by the CCO, reports regarding Reportable Securities transactions and accounts, including newly opened accounts, must be submitted to the CCO through the Employee Compliance solution within ComplianceAlpha, within 30 days of the end of each calendar quarter.

Access Persons must utilize the Employee Compliance solution within ComplianceAlpha to fulfill quarterly reporting obligations, although the CCO may in her discretion require you to provide such statements for compliance monitoring purposes.

If an Access Person did not have any transactions or account openings to report, this should be indicated through the Employee Compliance solution within ComplianceAlpha within 30 days of the end of each calendar quarter.

Initial and Annual Holdings Reports

Access Persons must periodically report the existence of any account that holds any Securities (including Securities excluded from the definition of a Reportable Security), as well as all Reportable Securities holdings. Reports regarding accounts and holdings must be submitted to the Employee Compliance solution within ComplianceAlpha on or before February 14th of each year, and within 10 days of an individual first becoming an Access Person (date of employment). Annual reports must be current as of December 31st; initial reports must be current as of a date no more than 45 days prior to the date that the person became an Access Person. Initial and annual holdings reports should be submitted using the Employee Compliance solution within ComplianceAlpha.

Initial and annual reports must disclose the existence of all accounts that hold any Securities, even if none of those Securities fall within the definition of a “Reportable Security.”

If an Access Person does not have any holdings and/or accounts to report, this should be indicated using the Employee Compliance solution within ComplianceAlpha within 10 days of becoming an Employee and by February 14th of each year.

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, an Access Person is not required to submit:

• Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan; provided, however, that any Securities acquired pursuant to such transactions must be listed on your Holdings Reports.

• Any reports with respect to Reportable Securities held in accounts over which the Access Person had no direct or indirect influence or control, for example, an account managed by an investment adviser on a discretionary basis need not send account statements. Nevertheless, the CCO may in her discretion require you to provide such statements on a sample, periodic basis for compliance monitoring purposes. Reliance on this independent or separately Managed Account exception is conditioned on approval of the Managed Account by the CCO in writing or through the Employee Compliance solution within ComplianceAlpha and other satisfactory documentary evidence (e.g., copy of advisory agreement, certification from adviser, etc.) as directed by the CCO. For such Managed Accounts of the CCO, the CEO will make such determinations and approve such accounts. A reporting exception may apply if approved by the CCO where Managed Accounts for which (a) you and/or your Family/Household Member has contractually delegated all direct investment discretion over the account to a third-party manager or trustee (“Managed Account Manager”) and (b) neither you nor any Family/Household Member has exercised “indirect discretion” over the account. Subject to the qualifications set forth below, exercising “indirect discretion” includes, but is not limited to, the following actions: (a) providing recommendations, opinions, or advice to the Managed Account Manager with respect to any specific Covered Security; (b) consulting with or providing preapproval to the Managed Account Manager prior to any transaction of a Covered Security and (c) consulting with or providing instructions to the Managed Account Manager as to the particular allocation of specific Reportable Securities to be held in the account. Conversely, the following actions do not constitute the exercise of “indirect discretion”: (a) providing instructions to the Managed Account Manager for particular allocations for asset-classes (e.g. 10% cash, 60% equity, 30% bonds); (b) selecting broad investment strategies or risk tolerances (e.g. aggressive vs moderate vs conservative or requesting that the Managed Account Manager be mindful of liquidity); (c) reviewing or discussing the Managed Account Manager’s views of portfolio positions provided that you or a Family/Household Member do not subsequently provide trade instructions to the Managed Account Manager with respect to any Covered Security; (d) reviewing or discussing a specific transaction after the settlement of such transaction; and (e) providing instructions to the Managed Account Manager to transact in Exempt Securities. For such Managed Accounts, you must certify among other things that you do not have any direct or “indirect discretion” over the Managed Account and that it is separately and independently managed by a Managed Account Manager. Recertification may be required by the CCO periodically as deemed appropriate under the circumstances.

• Any reports that would duplicate information contained in broker trade confirms or account statements that have already been provided to the CCO pursuant to this section (including feeds to ComplianceAlpha) including transactions and holdings in Birnam Oak’s Employee Fiduciary 401k Plan accounts, since the CCO has full transparency and access to these accounts.

Any investment plans or accounts that may be eligible for any of these exceptions should be brought to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement and/or a written certification from the unaffiliated investment adviser, and may provide Access Persons with the exact wording and a clear definition of "no direct or indirect influence or control" that the adviser consistently applies to all Access Persons. Access Persons who claim they have no direct or indirect influence or control over an account are also required to request an exception in writing or using the Employee Compliance solution within ComplianceAlpha upon commencement of their employment and re-certify on an annual basis thereafter.

Personal Trading and Holdings Reviews

Birnam Oak’s Personal Securities Transactions policies and procedures are designed to mitigate potential material conflicts of interest associated with Access Persons’ personal trading activities. Accordingly, the CCO will monitor Access Persons’ investment patterns to detect potentially abusive behavior.

The CCO or a designee will review all reports submitted pursuant to the Personal Securities Transactions policies and procedures for potentially abusive behavior and will compare Access Person trading with Clients’ trades as necessary. The CCO or a designee will record any notes and/or identify any items of interest for resolution identified in the review of reports. Any personal trading that appears abusive or that may violate the Code may result in further inquiry by the CCO and/or sanctions, up to and including dismissal.

The CEO or a designee will monitor the CCO’s personal securities transactions for compliance with the Personal Securities Transactions policies and procedures. Birnam Oak will maintain records of the CEO’s reviews.

Prediction Markets & Event Contracts

Event contracts, also known as prediction or information contracts, are contracts whose payoff is based on the occurrence of a specific value or event, such as the value of a macroeconomic indicator, corporate earnings, levels of snowfall, or the dollar value of damages caused by a hurricane. Event contracts are traded on platforms known as prediction markets (e.g., Kalshi, Polymarket).

While the Commodity Futures Commission (CFTC) has affirmed exclusive jurisdiction on event contracts, the regulation of prediction markets is evolving and litigation between states and the CFTC is pending. Certain types of contracts are treated as swaps under the Commodity Exchange Act, and depending on the structure, the contract could be treated as securities by the SEC.

Event contracts present heightened insider‑trading and market‑manipulation risks (including risks arising from access to confidential information and/or material non‑public information regarding the referenced event and from the ability to influence or control the referenced event.

Pre-clearance Requirements

Due to potential conflicts of interest created by betting on outcomes related to financial markets, economic indicators and specific securities, employees are strictly prohibited from participating in any prediction or event-based markets, including Polymarket and Kalshi, without prior approval of the CCO.  Employee activities should be executed in a manner consistent with all employees’ fiduciary obligations to our Clients. Such activities should avoid actual improprieties, as well as the appearance of impropriety.

Subject to pre-approval by the CCO, employees generally may be permitted to trade only in event contracts tied to non‑economic outcomes (such as culture, weather, or sports) and are strictly prohibited from trading, directly or indirectly, event contracts related to economic events. Indirect trading includes, without limitation, trading through any account, wallet, trust, vehicle, intermediary, or other arrangement over which the employee exercises control or influence.

To request approval for participation in any prediction market or event-based transaction, employees should email the CCO and provide information such as the contract details, market, and proposed date of trade and other relevant details. Requests should also include the employee’s agreement to the following or very similar statements, which should be restated in the email.

I understand that trading in prediction markets is subject to approval by the Chief Compliance Officer and I agree that:

• I will not participate, directly or indirectly, in prediction or event-based markets that reference or are derived from the price, performance, or outcome of securities or economic events (e.g., stock prices, indices, or corporate events);

• I do not possess any confidential information or material non-public information related to this transaction;

• Any approval is valid for 24 hours; and

• I will provide records of my activities in such predictive markets on a timely basis upon the request of the CCO, or the SEC or CFTC.

Employees may also be required to disclose all prediction market accounts and provide periodic compliance attestations with regard to prediction market accounts, transactions and activities, as requested by the CCO.

This policy may be amended at any time to reflect changes in applicable law, regulation, or supervisory expectations related to event contracts and prediction markets.

Disclosure of the Code of Ethics

Birnam Oak will describe its Code of Ethics in Part 2 of Form ADV and, upon request, furnish Clients and Investors with a copy of the Code of Ethics. All Client requests for Birnam Oak’s Code of Ethics should be directed to the CCO.

Code Recordkeeping Requirements

Birnam Oak will maintain the following records in accordance with Rule 17j-1:

• A copy of the current Code and each Code that was in effect at any time within the past five years must be maintained in an easily accessible place.

• A record of any violation of the Code, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs.

• A copy of each report made by an Access Person pursuant to the Code must be maintained for at least five years after the end of the fiscal year in which the report is made, the first two years in an easily accessible place.

• A record of all Access Persons, currently or within the past five years, must be maintained in an easily accessible place.

• A copy of each report required by this Code must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

• A record of any decision, and the reasons supporting the decision, to approve the acquisition by Access Persons of an IPO or other limited offering for at least five years after the end of the fiscal year in which the approval is granted.

Outside Business Activities, Directorships and Investment Clubs

Employees are prohibited from engaging in outside business activities, serving on boards of directors, making investment decisions on behalf of non-Clients other than as reported pursuant to the Personal Securities Transactions policies and procedures, and participating in investment clubs for personal purposes, without the prior written approval of the CCO. Approval will be granted on a case-by-case basis, subject to careful consideration of potential conflicts of interest, disclosure obligations, and any other relevant regulatory issues. Employees/Supervised Persons may use the Employee Compliance solution within ComplianceAlpha or email to seek approval for the activities.

Other than for incidental or immaterial purposes that do not conflict with the interests of Birnam Oak or its Clients, no Employee may utilize property of Birnam Oak, or utilize the services of Birnam Oak or its Employees, for his or her personal benefit or the benefit of another person or entity, without approval of the CCO. For this purpose, “property” means both tangible and intangible property, including funds, premises, equipment, supplies, information, business plans, business opportunities, confidential research, intellectual property, proprietary processes, and ideas for new research or services.

An Employee must not participate in any business opportunity that comes to his or her attention as a result of his or her association with Birnam Oak and in which he or she knows that Birnam Oak might be expected to participate or have an interest, without:

• Disclosing in writing all necessary facts to the CCO;

• Offering the particular opportunity to Birnam Oak; and

• Obtaining written authorization to participate from the CCO.

Any personal or family interest in any of Birnam Oak’s business activities or transactions must be immediately disclosed to the CCO. For example, if a transaction by Birnam Oak may benefit an Employee or a family member, either directly or indirectly, then the Employee must immediately disclose this possibility to the CCO.

No Employee may borrow from or become indebted to any person, business or company having business dealings or a relationship with Birnam Oak, except with respect to customary personal loans (such as home mortgage loans, automobile loans, and lines of credit), unless the arrangement is disclosed in writing to the CCO.

An Employee who is granted approval to engage in an outside business activity must not transmit Material Nonpublic Information between Birnam Oak and the outside entity. If participation in the outside business activity is expected to potentially result in the Employee’s receipt of Material Nonpublic Information, the Employee must discuss the scope and nature of the information flow with the CCO in advance so that the CCO may tailor controls as necessary to address the particular situation. Similarly, if an Employee receives approval to engage in an outside business activity and subsequently becomes aware of any conflict of interest or receipt of Material Non-public Information that was not disclosed or contemplated when the approval was granted, the conflict or Material Non-public Information must be promptly reported to the CCO.

Code Of Ethics -Gifts and Entertainment – Part 2 of 3

Most Recently Revised: July 15, 2025

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Background

Employees may generally give and receive gifts and entertainment, so long as such gifts and entertainment are not lavish or excessive, and do not give the appearance of being designed to improperly influence the recipient.

Risks

In developing these policies and procedures, Birnam Oak considered the risk that Employees would be improperly influenced by excessive gifts or entertainment. Birnam Oak also considered the risk that Employees would try to use gifts or entertainment to exert improper influence on another individual or entity. Birnam Oak established the following guidelines to mitigate these risks.

Policies and Procedures

Guiding Principles

Birnam Oak holds its Employees to high ethical standards and strictly prohibits any giving or receipt of things of value that are designed to improperly influence the recipient. Anti-bribery and anti-corruption statutes in the U.S. and the U.K. are broadly written, so Employees should consult with the CCO if there is even an appearance of impropriety associated with the giving or receipt of anything of value.

Specific Policies and Procedures

Employees’ Giving and Receipt of Entertainment – Employees may receive or provide business meals, sporting events and other entertainment events at the expense of a giver or Birnam Oak, provided that the entertainment is not lavish or extravagant in nature. If the estimated cost or value of the individual’s portion of the entertainment is anticipated to be greater than $250, or if the individual has received or provided entertainment, regardless of the dollar amount, more than once in a calendar quarter from or to the same individual, the Employee should obtain pre-clearance from the CCO. When pre-clearance for the receipt or provision of entertainment greater than $250, or more frequent than one time per calendar quarter, has not been sought for any reason, employees must report their attendance and detailed information regarding the receipt or provision of entertainment to the CCO via ComplianceAlpha (or via email if ComplianceAlpha is not easily accessible) in a timely manner so as to enable the entertainment to be reported as part of the relevant quarterly compliance certification. Entertainment, including food, drink and reasonable activities, provided as part of a research event or other business related conference or meeting, which is provided as a part of the event, conference or meeting does not typically constitute entertainment reportable under this policy; provided that the entertainment provided does not individually or in the aggregate create an actual or apparent conflict of interest or constitute a quid pro quo.

Employees’ Receipt of Gifts –Subject to the exceptions set forth below, no employee may receive any gift or other item from any person or entity that does business with or on behalf of Birnam Oak (or is considering doing business with or on behalf of Birnam Oak) without reporting the gift in a timely manner to the CCO (via ComplianceAlpha or otherwise) so as to enable the entertainment to be reported as part of the relevant quarterly compliance certification.

Employees may accept non-monetary gifts of less than a $150 value without obtaining pre-approval under this policy, provided that the gift does not individually or in the aggregate create an actual or apparent conflict of interest or constitute a quid pro quo. This exception would generally be presumed to include, for example, ordinary promotional gifts, such as a coffee mug, umbrella, plaque, golf shirt or similar item of insubstantial value that displays a company logo of the person or entity providing the promotional gift. On the other hand, a gift that clearly has a value in excess of $150, such as a $400 golf club or an expensive luxury pen, would not be presumed to satisfy this exception merely because it is embossed with a company logo.

The receipt of gift(s) by an individual from the same provider during a single calendar year in excess of $250 in aggregate value, requires reporting the gift in a timely manner to the CCO (via ComplianceAlpha or otherwise) so as to enable the entertainment to be reported as part of the relevant quarterly compliance certification.

In addition, gifts such as holiday baskets or lunches delivered to Birnam Oak’s offices, which are received on behalf of the Company or shared with the Company by the recipient, do not require reporting, provided that the gift does not individually or in the aggregate create an actual or apparent conflict of interest or constitute a quid pro quo.

This prohibition generally does not apply to gifts received by an employee’s immediate family where the gift is not a result of, or connected to, the advisory relationship. Further, personal contacts may lead to gifts of a purely nominal value, which are offered on the basis of friendship and may not raise concerns related to conflicts of interest or influence an Employee’s decisions.

Birnam Oak’s Gift Giving Policy – Birnam Oak and its Employees are prohibited from giving gifts that may appear lavish or excessive. Birnam Oak and its Employees must obtain pre-approval from the CCO, whenever possible, to give individual gifts in excess of $150 to any Client, Investor, prospect, or individual or entity that Birnam Oak does, or is seeking to do, business with. If pre-approval could not be obtained, such gifts must be reported to the CCO in a timely manner (via ComplianceAlpha or otherwise) so as to enable the gift to be reported as part of the relevant quarterly compliance certification.

The giving of gifts by Birnam Oak and its Employees to the same individual or entity exceeding $250 aggregate value in a single calendar year requires pre-clearance by the CCO, whenever possible, or when pre-clearance has not been sought for any reason, the reporting of such gifts in a timely manner (via ComplianceAlpha or otherwise) so as to enable the gift to be reported as part of the relevant quarterly compliance certification.

Gifts and Entertainment Given to Union Officials – Employees must obtain approval before giving any gifts or entertainment to labor unions or union officials. Pre-clearance must be obtained from the CCO through ComplianceAlpha, whenever possible, or other electronic communication. Any gift or entertainment provided by Birnam Oak to a labor union or a union official in excess of $250 per fiscal year must be reported on Department Labor Form LM-10 within 90 days following the end of Birnam Oak ’s fiscal year.

Gifts and Entertainment Given to Foreign Governments and “Government Instrumentalities” – The Foreign Corrupt Practices Act (“FCPA”) prohibits the direct or indirect giving of, or a promise to give, “things of value” in order to corruptly obtain a business benefit from an officer, employee, or other “instrumentality” of a foreign government. Companies that are owned, even partly, by a foreign government may be considered an “instrumentality” of that government. In particular, government investments in foreign financial institutions may make the FCPA applicable to those institutions. Individuals acting in an official capacity on behalf of a foreign government or a foreign political party may also be “instrumentalities” of a foreign government.

The FCPA includes provisions that may permit the giving of gifts and entertainment under certain circumstances, including certain gifts and entertainment that are lawful under the written laws and regulations of the recipient’s country, as well as bona-fide travel costs for certain legitimate business purposes; however, the availability of these exceptions is limited and is dependent on the relevant facts and circumstances.

Civil and criminal penalties for violating the FCPA can be severe. Birnam Oak and its Employees must comply with the spirit and the letter of the FCPA at all times. Employees must obtain written pre-clearance from the CCO prior to giving anything of value that might be subject to the FCPA except food and beverages that are provided during a legitimate business meeting and that are clearly not lavish or excessive.

Employees must disclose all gifts and entertainment that may be subject to the FCPA upon written request from the CCO (including through quarterly compliance certifications), irrespective of value and including food and beverages provided during a legitimate business meeting.

Employees must consult with the CCO if there is any question as to whether gifts or entertainment need to be pre-cleared and/or reported in connection with this policy.

Gifts and Entertainment Given to ERISA Plan Fiduciaries – Birnam Oak is prohibited from giving gifts or entertainment with an aggregate value exceeding $250 per year to any ERISA plan fiduciary. Consequently, Employees must obtain CCO preapproval before giving any gifts or entertainment to ERISA plan fiduciaries.

Gifts and Entertainment Given to State and Local Pension Officials – Birnam Oak must be mindful that myriad state and municipal regulations exist around the exchange of gifts and entertainment with such officials. Accordingly, Employees must consult with the CCO before providing any gifts or entertainment in connection with the solicitation of state and municipal pension, and similar plans.

Internal Controls

Gifts and Entertainment Tracking – The CCO will track Employees’ provision and receipt of gifts and entertainment required to be reported hereunder. The CEO, or his delegate, will be responsible for reviewing any gifts and entertainment reported by the CCO.

Monitoring Third Parties – The CCO is responsible for assessing whether agreements with third parties should include anti-bribery representations, and for ensuring that any necessary representations are included in executed agreements. Employees may not execute agreements with third parties that are reasonably expected to interact with government officials, union representatives or ERISA plan fiduciaries without the CCO’s approval.

Code of Ethics-Political and Charitable Contributions,
and Public Positions - Part 3 of 3

Most Recently Revised: February 11, 2025

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Background

Individuals may have important personal reasons for seeking public office, supporting candidates for public office, or making charitable contributions. However, such activities could pose risks to an investment adviser. For example, federal and state “pay-to-play” laws have the potential to significantly limit an adviser’s ability to manage assets and provide other services to government-related clients or investors.

Rule 206(4)-5 (the “Pay-to-Play Rule”) limits political contributions to state and local government officials, candidates, and political parties by:

• Registered investment advisers;

• Advisers that would be required to register with the SEC but for the “foreign private advisor” exemption provided by Section 203(b)(3) of the Advisers Act, or that are exempt reporting advisers;

• Firms that solicit clients or investors on behalf of the types of advisers described above; and

• “Covered associates” (as defined below) of the entities listed above.

The Pay-to-Play Rule defines “contributions” broadly to include gifts, loans, the payment of debts, and the provision of any other thing of value. Rule 206(4)-5 also includes a provision that prohibits any indirect action that would be prohibited if the same action were done directly.

Restrictions on the Receipt of Advisory Fees

The Pay-to-Play Rule prohibits the receipt of compensation from a government entity for advisory services for two years following a contribution to any official of that “government entity.”1 This prohibition also applies to “covered associates” of the adviser.

A “covered associate” of an adviser is defined to include:

• Any general partner, managing member or executive officer, or other individual with a similar status or function;

•  Any employee that solicits a government entity for the adviser, as well as any direct or indirect supervisor of that employee; and

• Any political action committee controlled by the adviser or by any person that meets the definition of a “covered associate.”

However, there is an exception available for contributions from natural persons of $150 per election, or $350 per election if the contributor is eligible to vote in the election. An exception is also available for otherwise prohibited contributions that are returned, so long as the contribution in question is less than $350, is discovered within four months of being given, and is returned within 60 days of being discovered. The exception for returned contributions is available no more than twice per calendar year for advisers with 50 or fewer employees; advisers with more than 50 employees can rely on this exception three times per calendar year. However, an adviser cannot rely on the exception for returned contributions more than once for any particular employee, irrespective of the amount of time that passes between returned contributions.

1  A government entity means any state or political subdivision of a state, including (i) any agency, authority, or instrumentality of the state or political subdivision, (ii) a pool of assets sponsored or established by the state or a political subdivision, agency, authority, or instrumentality thereof, (iii) a plan or program of a government entity; and (iv) officers, agents, or employees of the state or political subdivision, agency, authority, or instrumentality thereof, acting in their official capacity.

The restrictions on contributions and payments imposed by Rule 206(4)-5 can apply to the activities of individuals for the two years before they became covered associates of an investment adviser. However, for covered associates who are not involved in soliciting clients or investors, the look-back period is six months instead of two years.

Restrictions on Payments for the Solicitation of Clients or Investors

The Pay-to-Play Rule prohibits the compensation of any person to solicit a government entity unless the solicitor is an officer or employee of the adviser, or unless the recipient of the compensation (i.e., solicitation fee) is another registered investment adviser or a registered broker/dealer.

However, a registered investment adviser will be ineligible to receive compensation for soliciting government entities if the adviser or its covered associates made, coordinated, or solicited contributions or payments to the government entity during the prior two years.

Restrictions on the Coordination or Solicitation of Contributions

The Pay-to-Play Rule prohibits an adviser and its covered associates from coordinating or soliciting any contribution or payment to an official of the government entity, or a related local or state political party where the adviser is providing or seeking to provide investment advisory services to the government entity.

Recordkeeping Obligations

The Advisers Act imposes recordkeeping requirements on registered investment advisers that have any clients or investors in private funds that fall within Rule 206(4)-5’s definition of a “government entity.” Among other things, advisers with “government entity” clients or investors must keep records showing political contributions by “covered associates” and a listing of all “government entity” clients and investors.

Guidance Regarding Bona-Fide Charitable Contributions

Charitable donations to legitimate not-for-profit organizations, even at the request of an official of a government entity, do not implicate Rule 206(4)-5.

Applicability of Rule 206(4)-5 to Different Types of Advisory Products and Services Being Offered

The Pay-to-Play Rule applies equally to:

• Advisers that provide advisory services to a government entity (including, among other things, through the management of a separate account or through an investment in a pooled private fund); and

• Advisers that manage a registered investment company (such as a mutual fund) that is an investment option of a plan or program of a government entity.

Risks

In developing these policies and procedures, Birnam Oak considered the material risks associated with Employees’ political contributions. This analysis includes risks such as:

• Birnam Oak hires or promotes an individual into a role that meets the definition of a “covered associate” without considering the individual’s past political contributions;

• Birnam Oak inadvertently violates “pay-to-play” regulations, or other applicable laws, because it is unaware of Employees’ political contributions, or of any solicitation or coordination of political contributions by others;

• Birnam Oak or its Employees make charitable contributions that pose actual or apparent conflicts of interest;

• Birnam Oak obtains referrals for government entity Clients or Investors from individuals or entities that are not eligible “regulated persons,” or that have made disqualifying contributions;

• Employees hold public offices that pose actual or apparent conflicts of interest; and

• Past political contributions by new Employees limit Birnam Oak’s ability to market in certain state or local jurisdictions.

Policies and Procedures

Political Contributions Require Pre-clearance

Political contributions by Birnam Oak or Employees to politically connected individuals or entities with the intention of influencing such individuals or entities for business purposes are strictly prohibited.

An Employee or any affiliated entity considering making a political contribution must seek pre-clearance from the CCO, which pre-clearance may be obtained using ComplianceAlpha or via email. Employees should be aware that political contributions that may require pre-clearance include cash donations, as well as substantive donations of Birnam Oak ’s resources, such as the use of conference rooms or communication systems. The CCO will consider whether the proposed contribution is consistent with restrictions imposed by Rule 206(4)-5, and to the extent practicable, the CCO will seek to protect the confidentiality of all information regarding each proposed contribution.

The CCO will meet with any individuals who are expected to become “covered associates” to discuss their past political contributions. The review will address the prior six months for potential covered associates who will not be involved in the solicitation of Clients or Investors; contributions for all other potential covered associates will be reviewed for the past two years. The CCO will document the results of any such review and take such additional actions to prevent violations of the Pay to Play Rule as the CCO shall deem appropriate based on the review and the Company’s investors, prospects, and Clients.

Any political contribution by Birnam Oak, rather than its Employees, must be pre-cleared by the CCO, irrespective of the proposed amount or recipient of the contribution. The CCO will maintain a chronological list of contributions in accordance with the requirements of the Pay-to-Play Rule as well as a list of all Clients and Investors that meet the definition of a “government entity” for purposes of Rule 206(4)-5.

The CEO, or his delegate, is responsible for reviewing the CCO’s political contribution activities.

Solicitation Arrangements

Birnam Oak will only compensate third parties for referrals of Clients or Investors that are affiliated with government entities if the solicitor is an eligible “regulated person,” as defined by Rule 206(4)-5 under the

Advisers Act, and if the solicitor and its covered associates have not made any disqualifying contributions during the past two years.

The CCO is responsible for reviewing the eligibility of all solicitation arrangements that involve, or are expected to involve, government entities.

Charitable Donations

Birnam Oak and Employees are prohibited from donating to any charity with the intention of influencing such charity to become a Client or Investor.

If an Employee receives a request to donate to any charity at the behest of any Client or Investor, he or she must request pre-clearance from the CCO.

Employees should notify the CCO about any actual or apparent conflict of interest in connection with any charitable contribution, or about any contribution that could give an appearance of impropriety.

Public Office

Employees must obtain written pre-approval from the CCO prior to running for any public office. Employees may not hold a public office if it presents any actual or apparent conflict of interest with Birnam Oak ’s business activities.

Outside Business Activities

If an Employee is associated with an outside business, such as by serving as an officer or director, the Employee should recuse himself or herself from any decisions regarding that entity’s political contributions. If the Employee believes that the outside business’ political contributions could give even the appearance of being related to Birnam Oak ’s advisory activities or marketing initiatives, the Employee must discuss the matter with the CCO. Any outside business activities by the CCO will be reviewed by the CEO or his delegate.